                                  EXHIBIT 2.4





                            STOCK PURCHASE AGREEMENT




                                 BY AND BETWEEN




                        KARTS INTERNATIONAL INCORPORATED
                            ("KARTS INTERNATIONAL"),




                              USA INDUSTRIES, INC.
                                (THE "COMPANY")




                                      AND




             JERRY MICHAEL ALLEN, ANGELA T. ALLEN, JOHNNY C. TUCKER
                              AND CAROL Y. TUCKER
                              (THE "SHAREHOLDERS")





                                OCTOBER 4, 1996

                               TABLE OF CONTENTS

ARTICLE/
SECTION              SUBJECT                                                                                         PAGE
-------              -------                                                                                         ----
                     PREAMBLE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE I            REPRESENTATIONS OF THE COMPANY AND THE
                     SHAREHOLDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

      1.1            Ownership of USA Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.2            Validity of Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.3            Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.4            Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.5            Subsidiaries and Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.6            Financial Statements and No Material Changes   . . . . . . . . . . . . . . . . . . . . . . . . .   2
      1.7            Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.8            Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.9            Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
      1.10           Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.11           Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.12           Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      1.13           Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      1.14           Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      1.15           Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      1.16           Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      1.17           Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      1.18           Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      1.19           Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      1.20           Employment Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      1.21           Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      1.22           Interests in Clients, Suppliers, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      1.23           Bank Accounts, Powers of Attorney and Compensation of Employees  . . . . . . . . . . . . . . . .   7
      1.24           No Changes Prior to Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      1.25           Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      1.26           Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      1.27           Copies of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      1.28           Purchase for Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      1.29           Investor Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      1.30           Product Warranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      1.31           Products Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
      1.32           Environmental Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
      1.33           Customer Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
      1.34           Insider Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
      1.35           Representations as of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

ARTICLE II           REPRESENTATIONS OF KARTS INTERNATIONAL   . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

      2.1            Existence and Good Standing of Karts International   . . . . . . . . . . . . . . . . . . . . .    11
      2.2            Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11





                                      (i)
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
      2.3            Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
      2.4            Issuance of the Karts International Shares   . . . . . . . . . . . . . . . . . . . . . . . . .    11
      2.5            Representations as of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

ARTICLE III          SALE OF THE USA SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

      3.1            Sale of the USA Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
      3.2            Cash Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
      3.3            Determination of Amount of Karts International Shares  . . . . . . . . . . . . . . . . . . . .    12
      3.4            Non-competition Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

ARTICLE IV           CONDUCT OF BUSINESS; REVIEW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

      4.1            Conduct of Business of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
      4.2            Exclusive Dealing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
      4.3            Review of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
      4.4            Review of Karts International  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

ARTICLE V            ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

      5.1            Preserve Accuracy of Representation and Warranties   . . . . . . . . . . . . . . . . . . . . .    14
      5.2            Passage of Title and Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
      5.3            Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
      5.4            Company Employees and Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
      5.6            Covenants Not to Compete   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      5.7            Notification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
      5.8            Schedules and Exhibits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

ARTICLE VI           CONDITIONS TO KARTS INTERNATIONAL'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . .    15

      6.1            Opinion of the Company's and the Shareholders' Counsel   . . . . . . . . . . . . . . . . . . .    15
      6.2            Good Standing and Tax Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      6.3            No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      6.4            Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
      6.5            Performance of Agreements/Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.6            No Litigation Threatened   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.7            Non-Competition Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.8            Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.9            Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.10           Release of Shareholders' Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.11           Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.12           Due Diligence Review   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
      6.13           Resignation of Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

ARTICLE VII          CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . .    19

      7.1            Opinion of Karts International's Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . .    19
      7.2            Truth of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
      7.3            Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
      7.4            Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19





                                      (ii)
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
ARTICLE VIII         CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

      8.1            Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
      8.2            Actions of the Company and the Shareholders at Closing   . . . . . . . . . . . . . . . . . . .    19
      8.3            Actions of Karts International at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .    21

ARTICLE IX           SURVIVAL OF REPRESENTATIONS: INDEMNITY   . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

      9.1            Survival of Representations and Obligations to Indemnify   . . . . . . . . . . . . . . . . . .    22
      9.2            Indemnification by the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
      9.3            Indemnification by Karts International.    . . . . . . . . . . . . . . . . . . . . . . . . . .    22
      9.4            Defense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22

ARTICLE X            TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

      10.1           Termination Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
      10.2           Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

ARTICLE XI           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

      11.1           Knowledge of the Company and the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . .    24
      11.2           Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      11.3           Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      11.4           "Person" Defined   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      11.5           Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      11.6           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      11.7           Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
      11.8           Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      11.9           Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      11.10          Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      11.11          Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      11.12          Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      11.13          Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      11.14          Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
      11.15          Negotiation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

EXHIBITS:

Exhibit "A"          Balance Sheet dated July 31, 1996  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Exhibit "B"          Form of Non-Competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-1

SCHEDULES:

Schedule 1.3         States the Company is Qualified To Do Business In  . . . . . . . . . . . . . . . . . . . . . .   S-1
Schedule 1.4         Authorized Capitalization of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . .   S-2
Schedule 1.8         Liens, Mortgages and Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-3
Schedule 1.9         Description of Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-4
Schedule 1.10        Description of Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-5
Schedule 1.11        Material Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-6
Schedule 1.13        Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-7





                                     (iii)
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
Schedule 1.14        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-8
Schedule 1.16        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-9
Schedule 1.17        Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-10
Schedule 1.23        Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-11
Schedule 1.30        Product Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-12
Schedule 1.32        Environmental Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-13
Schedule 1.33        Customer Commitments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-14
Schedule 1.34        Insider Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-15





                                      (iv)

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 4, 1996, is made and entered into by and among Karts International Incorporated, a Nevada corporation ("Karts International"), USA Industries, Inc., an Alabama corporation (the "Company"), and Jerry Michael Allen, Angela
T. Allen, Johnny C. Tucker and Carol Y. Tucker (the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the Shareholders are the owners and holders of 100 shares of common stock, no par value per share, of the Company (the "USA Shares");

         WHEREAS, the Shareholders desire to sell, and Karts International desires to purchase, the USA Shares pursuant and subject to the terms and conditions of this Agreement;

         WHEREAS, the Company and Karts International have entered into an operating agreement (the "Operating Agreement") to facilitate the manufacture and delivery of fun karts per USA's Vendor's Agreement with Wal-Mart Stores, Inc.; and

         WHEREAS, the Operating Agreement will terminate upon the Closing (as defined herein) of the transactions contemplated by this Agreement.

         NOW, THEREFORE, IT IS AGREED:

                                   ARTICLE I
              REPRESENTATIONS OF THE COMPANY AND THE SHAREHOLDERS

         As a material inducement to Karts International to enter into this Agreement and perform its obligations hereunder, the Company and the Shareholders jointly and severally represent, warrant and agree as follows:

         1.1 Ownership of USA Shares. The Shareholders are the record and beneficial owners of the USA Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind; the Shareholders have full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the USA Shares to Karts International pursuant to the terms of this Agreement; and the delivery to Karts International of duly endorsed certificates representing the USA Shares pursuant to the provisions of this Agreement will transfer to Karts International valid title to the USA Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind.

         1.2 Validity of Transaction. This Agreement and each other agreement contemplated hereby are valid and legally binding obligations of the Company and the Shareholders, enforceable in accordance with their respective terms against the Company and the Shareholders, except as limited by bankruptcy, insolvency and similar laws affecting creditors generally, and by general principles of equity. When sold, assigned, transferred and conveyed to Karts International pursuant to this Agreement, the USA Shares will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights of any present shareholder or any future shareholder of the Company. The execution, delivery and performance of this Agreement and each





STOCK PURCHASE AGREEMENT - Page 1
other agreement contemplated hereby have been duly authorized by the Company and the Shareholders and will not violate any applicable federal or state law, any order of any court or government agency or the articles or certificate of incorporation of the Company. The execution, delivery and performance of this Agreement and each other agreement contemplated hereby will not result in any breach of or default under, or result in the creation of any encumbrance upon any of the assets of the Company pursuant to the terms of any agreement by which the Company or any of its respective assets may be bound. No consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required for the validity of the execution and delivery by the Company and the Shareholders of this Agreement or any documents related thereto.

         1.3 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. The Company has the power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each of the states listed in Schedule 1.3 hereto, which are the only jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary. The Company has all necessary power and authority to conduct the business it proposes to conduct and enter into and perform its obligations under this Agreement. The Company will deliver to Karts International a Certificate of Officer dated as of the Closing Date (as hereinafter defined) certifying to the Company's existence and good standing, the accuracy and completeness of its articles or certificate of incorporation and its bylaws and the names and signatures of its officers and agents authorized to execute documents on behalf of Company.

         1.4 Capital Stock. The Company has an authorized capitalization as set forth in Schedule 1.4 hereto, which includes the name and address of each Shareholder of the Company and the number of USA Shares and any other securities of the Company owned by such Shareholders. The outstanding USA Shares have been duly authorized and validly issued and are fully paid and nonassessable. Neither the Shareholders nor the Company are parties to or bound by, nor do they have any knowledge of, any outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement. As of the Closing Date, the Company will not be subject to any obligation, contingent or otherwise, to repurchase or otherwise acquire or redeem any shares of its capital stock.

         1.5 Subsidiaries and Investments. The Company does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         1.6 Financial Statements and No Material Changes. The Company has heretofore furnished Karts International with the unaudited balance sheet of the Company as of July 31, 1996 and the related statements of income, all compiled by management of the Company (the consolidated balance sheet of the Company at July 31, 1996 is hereinafter referred to as the "Balance Sheet"). The entries on the Balance Sheet under Equity that are classified as "Due to/from Johnny Tucker -- $56,981.57; Tucker Erection -- $17,075.00; and Michael Allen -- $42,887.86" have been reclassified as contributions to equity by such Shareholders. A true and correct copy of the Balance Sheet, as restated, is attached hereto as Exhibit "A". The Balance Sheet fairly presents the financial condition of the Company at the date thereof and, except as





STOCK PURCHASE AGREEMENT - Page 2
indicated therein, reflects all claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof and the related statement of income fairly presents the results of the operations of the Company and the changes in its financial position for the periods indicated. Since July 31, 1996 (the "Balance Sheet Date") there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise and (ii) no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, or prospects, of the Company except in the ordinary course of business; and to the best knowledge of the Shareholders and the Company, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

         1.7 Books and Records. The minute books of the Company, as heretofore delivered to Karts International and its representatives, contain accurate records of all meetings of and corporate actions or written consents by the Shareholders and Board of Directors of the Company, respectively. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. The Company will make and keep books, records and accounts that in reasonable detail accurately and fairly reflect the transactions and dispositions of its assets. The Company will maintain its present system of internal accounting controls. The Company's present system of internal accounting controls is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for such assets,
(iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

         1.8 Title to Properties; Encumbrances. The Company has good, marketable and indefeasible title to all its properties, assets and leasehold estates, real and personal, as described in the Balance Sheet, and, except as set forth in Schedule 1.8 hereto, all such properties, both real and personal, are not subject to any mortgage, lien, pledge, security interest, conditional sales agreement or encumbrances of any kind.

         1.9 Real Property. Schedule 1.9 contains an accurate and complete legal description of all real property and improvements situated thereon which is owned by the Company and a description of any mortgage, lien, pledge, security interest or encumbrance of any kind against the real property and improvements (the "Mortgage"). All payments due to date on each such Mortgage have been paid; in each case, the Company is not in default thereunder and no waiver, indulgence or postponement of the Company's obligations under any such Mortgage has been granted by the mortgage holder; and there exist no event of default or event, occurrence, condition or act (including the transactions contemplated under this Agreement) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such Mortgage in any material respect, and, to the best knowledge of the Shareholders and the Company, all of the covenants to be performed by the Company under any such Mortgage have been fully performed.
The real property and improvements owned by the





STOCK PURCHASE AGREEMENT - Page 3

Company is in the state of good maintenance and repair and is adequate and suitable for the purposes for which is presently being used by the Company.

         1.10 Leases. Schedule 1.10 contains an accurate and complete list and description of the terms of all leases to which the Company is a party as lessee or lessor. Each lease set forth in Schedule 1.10 (or required to be set forth in Schedule 1.10) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the USA Shares hereunder) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Company has not violated any of the terms or conditions under any such lease in any material respect, and, to the best knowledge of the Shareholders and the Company, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

         1.11 Material Contracts. Except as set forth in Schedule 1.11 hereto, the Company has not been or is not bound by (i) any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (ii) any agreement, indenture or other instrument that contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,
(iii) any agreement, contract or commitment relating to capital expenditures,
(iv) any loan or advance to, or investment in, any other Person (as defined in Section 11.4 herein) or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (v) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (vi) any management service, consulting or any other similar type contract, (vii) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other Person, (viii) any agreement, contract or commitment not entered into in the ordinary course of business that involves $10,000 or more and is not cancelable without penalty within 30 days, or (ix) any agreement, contract or commitment that might reasonably be expected to have a potential adverse impact on the business or operations of the Company. Each contract or agreement set forth in Schedule 1.11 (or required to be set forth in Schedule 1.11) is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the USA Shares hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Company has not violated any of the terms or conditions of any contract or agreement set forth in Schedule 1.11 (or required to be set forth in Schedule 1.11) in any material respect, and, to the best knowledge of the Shareholders and the Company, all of the covenants to be performed by any other party thereto have been fully performed. Contracts made in the ordinary course of business involving less than $10,000 shall be deemed not to be material for purposes of this Section 1.11.

         1.12 Restrictive Documents. Neither the Company nor the Shareholders are subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, that materially adversely affects the business practices, operations or





STOCK PURCHASE AGREEMENT - Page 4
condition of the Company or any of its assets or property, or that would prevent consummation of the transactions contemplated by this Agreement, compliance by the Shareholders or the Company with the terms, conditions and provisions hereof or the continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or that would restrict the ability of the Company to acquire any property or conduct business in any area.

         1.13 Litigation. Except as set forth in Schedule 1.13 hereto, there are no claims, actions, inquiries, investigations, suits, proceedings or arbitrations pending or threatened against the Shareholders or the Company, nor are the Shareholders or the Company aware of any claims, actions, inquiries, investigations, suits or arbitrations before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, threatened or pending against the Shareholders or the Company involving the Company's properties or business that, if determined adversely to the Shareholders or the Company, would, individually or in the aggregate, result in any materially adverse change in the properties, business, management or business prospects of the Company nor is there any basis for any such action, suit, proceeding, arbitration, claim, investigation or inquiry. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal naming the Shareholders or the Company and enjoining either the Shareholders or the Company from taking, or requiring the Shareholders or the Company to take, any action, or to which the Shareholders, the Company, the Company's business or properties are bound or subject. Except as disclosed in
Schedule 1.13, there are no unsatisfied adverse judgments or court or administrative orders (whether or not on appeal) affecting the business of the Company and there are no judgment creditors asserting any claims, whether or not meritorious or material, against the Shareholders or the Company. Upon a breach of the representations and warranties made in this Section 1.13, Karts International may avail itself to all rights and remedies provided for herein, including, but not limited to, all rights to indemnification as set forth in
Article IX hereof.

         1.14 Taxes. The Company has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state and foreign tax returns and tax reports that are required to be filed by, or with respect to, the Company. Such returns and reports reflect accurately all liability for taxes of the Company for the periods covered thereby. All federal, state, local and foreign income, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. The federal income tax liability of the Company has been finally determined for all fiscal years to and including the fiscal year ended December 31, 1995. Except as set forth and described in Schedule 1.14 hereto, no examination of any tax return of the Company is currently in progress by any state or federal administrative or regulatory agency. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company. The Company will pay and discharge, when due, (i) all material taxes, assessments and governmental priority claims and charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon), and (ii) all claims for labor, materials or supplies that, if unpaid, might by law become liens upon any of its properties, unless and to the extent that the same are being contested in good faith and by appropriate proceedings, and adequate reserves have been set aside on its books with respect thereto, in accordance with generally accepted accounting principles.

         1.15 Liabilities. The Company has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet, other than liabilities incurred





STOCK PURCHASE AGREEMENT - Page 5
subsequent to the Balance Sheet Date in the ordinary course of business and a credit line with Deposit Guaranty National Bank, Hammond, Louisiana Branch ("Deposit Guaranty"). The Company is not in default in respect of the terms or conditions of any indebtedness.

         1.16    Insurance.   Set forth in Schedule 1.16 hereto is a complete
list of insurance policies that the Company maintains with respect to its businesses, properties or employees. Such policies are in full force and effect free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Company, and its property and assets are normally exposed, in the operation of its businesses. True, complete and correct copies of all such policies have been provided to Karts International on or prior to the date hereof.

         1.17 Intellectual Properties. Schedule 1.17 hereto contains an accurate and complete list of all domestic and foreign letters patent, patents, patent applications, patent licenses, product license agreements, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of its business (collectively, the "Intellectual Property"). Unless otherwise indicated in such Schedule 1.17, the Company owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property and trade secrets and technology that is owned by the Company has been, to the extent indicated in Schedule 1.17, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in Schedule 1.17; and such registrations, filings and issuances remain in full force and effect. To the best knowledge of the Shareholders and the Company, except as stated in such Schedule 1.17, there are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. Schedule 1.17 lists all notices or claims currently pending or received by either the Company or the Shareholders during the past two years that claim infringement by the Company or the Shareholders of any domestic or foreign letters patent, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in Schedule 1.17, there is, to the best knowledge of the Shareholders and the Company, no reasonable basis upon which a claim may be asserted against either the Company or the Shareholders for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Shareholders and the Company, except as indicated on Schedule 1.17, no Person is infringing upon the Intellectual Property.

         1.18 Compliance with Laws. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees.

         1.19 Accounts Receivable. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company at the Closing Date (less the amount of any provision or reserve therefor made in the records and books of account of the Company) will be good and collectible in full in the ordinary course of business and, in any event, not later than 60 days after the Closing Date; and





STOCK PURCHASE AGREEMENT - Page 6
none of such accounts receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the Balance Sheet Date in the amount of accounts receivable or other debts due the Company or the allowances with respect thereto, or accounts payable of the Company, from that reflected in the Balance Sheet.

         1.20 Employment Relations. (i) The Company is in substantial compliance with all federal, state, provincial or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, (ii) no unfair labor practice complaint against the Company is pending before a labor commissioner or other competent authority,
(iii) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company, (iv) no union representation question exists respecting the employees of the Company, (v) no grievance that might have an adverse effect upon the Company or the conduct of its businesses exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted, (vi) no collective bargaining agreement is currently being negotiated by the Company, and (vii) the Company has not experienced any material labor difficulty during the last three years. There has not been, and to the knowledge of the Company and the Shareholders, there will not be, any material adverse change in relations with employees of the Company as a result of any announcement of the transactions contemplated by this Agreement. No key employee, or group of employees has any plans to terminate employment with the Company.

         1.21 Employee Benefit Plans. The Company has (i) no employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, or
(ii) no other employee benefit plans or any other foreign pension, welfare or retirement benefit plans. The Shareholders and the Company have delivered or caused to be delivered to Karts International and its counsel true and complete copies of (i) all employee benefit plans as in effect, together with all amendments thereto that will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such employee benefit plan qualified under Section 401 or 501 of the Internal Revenue Code of 1986, as amended and (ii) Form 5500 for the most recent completed fiscal year for each employee benefit plan required to file such form.

         1.22 Interests in Clients, Suppliers, Etc. Neither the Shareholders nor any officer or director of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization that is a client, supplier, customer, or competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of one percent (1%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 1.22.

         1.23 Bank Accounts, Powers of Attorney and Compensation of Employees. Set forth in Schedule 1.23 hereto is an accurate and complete list showing (i) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto,
(ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof, and (iii) the names of all persons whose compensation from the Company on the Balance Sheet Date exceeded an annualized rate of $25,000, together with a





STOCK PURCHASE AGREEMENT - Page 7
statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         1.24 No Changes Prior to Closing Date. During the period from the Balance Sheet Date to and including the Closing Date, except as expressly contemplated hereby, the Company will not have (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business and under the credit line with Deposit Guaranty, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind except as may be required under the Deposit Guaranty credit line,
(iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor, except in the ordinary course of business, (v) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus or profit sharing distribution or payment of any kind, (vii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business and the Deposit Guaranty credit line, or made any loan to any Person, (viii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (x) canceled or waived any claims or rights of substantial value, (xi) made any change in any method of accounting or auditing practice, (xii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, or (xiii) agreed, whether or not in writing, to do any of the foregoing. There shall have been no material adverse change in the financial position, results of operations, business or prospects of Company since the Balance Sheet Date. The Company shall not have not consolidated or merged with, nor sold, leased or otherwise disposed of its properties as an entirety or substantially as an entirety, to any Person.

         1.25 Disclosure. None of this Agreement, the financial statements referred to in Section 1.6 above, or any agreement, schedule, exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing that has been supplied by or on behalf of the Company, the Shareholders, or by any of the Company's directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company or the Shareholders that materially and adversely affects the business, prospects or financial condition of the Company or its properties or assets, that has not been set forth in this Agreement or in the schedules, exhibits or certificates or statements in writing furnished in connection with the transactions contemplated by this Agreement. There has not come to the attention of the Company or the Shareholders any facts that reasonably cause the Company or the Shareholders to believe that any document connected with the transactions contemplated hereby contain any untrue statement or a material fact, or omit to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances existing on the Closing Date, not misleading.

         1.26 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Company or the Shareholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under





STOCK PURCHASE AGREEMENT - Page 8
common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         1.27 Copies of Documents. The Shareholders and the Company have caused to be made available for inspection and copying by Karts International and its representatives, attorneys and accountants, true, complete and correct copies of all documents referred to in this Article I or in any schedule or exhibit furnished by the Shareholders or the Company to Karts International pursuant to this Agreement. All documents and instruments delivered to Karts International on the Closing Date in connection with this transaction shall be satisfactory to Karts International in its sole discretion.

         1.28 Purchase for Investment. The Shareholders will acquire the Karts International Shares (as hereinafter defined) for investment and not with a view to resale or for distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended (the" Securities Act"). The offering of the Karts International Shares to the Shareholders was made only through direct, personal communication between the Shareholders and a duly authorized officer of Karts International and not through public solicitation or advertising. The Shareholders acknowledge that Karts International Shares are "restricted securities" and have not been registered under the Securities Act and that Karts International is not under any obligation to file a registration statement with the Securities and Exchange Commission or any state securities agency with respect to the Karts International Shares.

         1.29 Investor Qualifications. The Shareholders (i) have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their investment in the Karts International Shares and have the financial ability to assume the monetary risk associated therewith, (ii) are able to bear the complete loss of their investment in the Karts International Shares, (iii) have received such other documents and information as they have requested and have had the opportunity to ask questions of, and receive answers from, Karts International and its management concerning Karts International and the terms and conditions of the offering of Karts International and to obtain additional information, (iv) are not an entity formed solely to make this investment, and (v) are not relying upon any statements or instruments made or issued by any person other than Karts International and its officers in making their decision to invest in the Karts International Shares.

         1.30 Product Warranty. Each product manufactured, sold, leased or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company does not have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth in Schedule 1.30 hereto, no product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty, or other indemnity.

         1.31 Products Liability. Except as set forth in Schedule 1.13 hereto, there is no claim, action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving either the Shareholders or the Company relating to any product alleged to have been manufactured or sold by the Company and alleged to have been defective, or improperly designed or manufactured.





STOCK PURCHASE AGREEMENT - Page 9

         1.32 Environmental Compliance. Except as set forth in Schedule 1.32, to the best knowledge of the Shareholders and the Company (i) the conduct of the business at the Company in connection with the ownership, use, maintenance or operation of any real property which has ever been owned or leased by the Company, and the conduct of business thereon, complies and complied with, and the Company is not in violation of, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses, permits (granted to the Company) or orders (naming the Company) of any governmental authorities relating to environmental matters, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), and any other law, statute, ordinance or regulation relating to the protection of the public health and/or the environment, whether promulgated by the United States, any state, municipality and/or other governmental body, each as amended (hereinafter collectively referred to as "Environmental Laws"), (ii) the conduct of the business at the Company is and has at all times been performed in conformance with all Environmental Laws and regulations pertaining thereto, and all permits or other documents required for the conduct of the business in accordance with the Environmental Laws are and at all times have been in full force and effect;
(iii) there are no notices of violation of any Environmental Laws requiring any work, repairs, construction, capital expenditures or otherwise with respect to the business of the Company which have been received by the Company, and there are no writs, notices, injunctions, decrees, orders, liens or judgments outstanding, no lawsuits based upon either the Environmental Laws or the common law, claims, proceedings or investigations pending relating to the operations of the Company with respect to the disposal of hazardous wastes or hazardous substances by the Company, and (iv) there has been no release (as defined in CERCLA) of a hazardous substance (as defined in CERCLA) or hazardous waste or any similar hazardous or toxic materials, substances, pollutants, contaminants or wastes to the extent prohibited by the Environmental Laws, at or on any premises which have ever been leased or owned by the Company, nor have such premises been used at any time by any person as a landfill or a waste disposal site for any hazardous substances or hazardous wastes.

         1.33 Customer Commitments. Schedule 1.33 is a description of all oral arrangements and written contracts, agreements, understandings, commitments and the like under the terms of which the Company has agreed to pay any bonus, rebate, financing, discount, waiver of payment, incentive or the like, from January 1, 1994 to the Balance Sheet Date, to any of the Company's customers or their employees.

         1.34 Insider Interests. Except as set forth in Schedule 1.34, no shareholder, employee, officer or director of the Company has any material interest in any personal or real property, tangible or intangible, including, without limitation, inventions or other Intellectual Property, used in or pertaining to the assets or business of the Company.

         1.35 Representations as of Closing. The representations and warranties made by the Company and the Shareholders in this Article I and the schedules hereto will be correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties and schedules had been made on the Closing Date. The liability of the Company and the Shareholders for their warranties and representations under this Article I shall terminate three years after the Closing Date.





STOCK PURCHASE AGREEMENT - Page 10

                                   ARTICLE II
                     REPRESENTATIONS OF KARTS INTERNATIONAL

         As a material inducement to the Company and the Shareholders to enter into this Agreement and perform their respective obligations hereunder, Karts International represents, warrants and agrees as follows:

         2.1 Existence and Good Standing of Karts International. Karts International is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Karts International has corporate power and authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Karts International. Each person executing this Agreement on behalf of Karts International is authorized to do so.

         2.2 Restrictive Documents. Karts International is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character, that would prevent consummation of the transactions contemplated by this Agreement.

         2.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Karts International is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         2.4 Issuance of the Karts International Shares. The delivery to the Shareholders of the Karts International Shares pursuant to the provisions of this Agreement will transfer to the Shareholders valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind, except as acknowledged by the Shareholders in Section 1.28.

         2.5 Representations as of Closing. The representations and warranties made by Karts International in this Article II will be correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date. The liability of Karts International for its warranties and representations under this Article II shall terminate three years after the Closing Date.

                                  ARTICLE III
                             SALE OF THE USA SHARES

         3.1 Sale of the USA Shares. Subject to the terms and conditions herein stated, the Shareholders agree to sell, assign, transfer and deliver to Karts International on the Closing Date, and Karts International agrees to purchase from the Shareholders on the Closing Date, the USA Shares. The certificates representing the USA Shares shall be duly endorsed in blank by the Shareholders transferring the same, with signatures guaranteed by a domestic commercial bank or trust company, with all necessary transfer tax and other revenue stamps acquired at the Shareholders' expense affixed and canceled. The Shareholders agree to cure any deficiencies with respect to the endorsement of the certificates representing the USA Shares or with respect to the stock power accompanying any such certificates.

         3.2 Cash Payment. In consideration for the purchase by Karts International of the USA Shares, Karts International shall pay to the Shareholders by wire transfer or official bank check





STOCK PURCHASE AGREEMENT - Page 11
on the Closing Date an aggregate of $250,000 (the "Cash Payment") payable to the order of each Shareholder as follows:

                                       Number and Percentage                Cash Consideration
Name of Shareholder                     of USA Shares Owned                   To be Received
-------------------                     -------------------                   --------------
Jerry M. Allen                            25 Shares - 25%                         $62,500
Angela T. Allen                           25 Shares - 25%                         $62,500
Johnny C. Tucker                          25 Shares - 25%                         $62,500
Carol Y. Tucker                           25 Shares - 25%                         $62,500

         3.3 Determination of Amount of Karts International Shares. As additional consideration for the purchase of the USA Shares, Karts International shall issue and deliver to Shareholders at Closing an amount (rounded to the nearest whole share) of its shares of common stock, par value $.001 per share, which shall have an aggregate market value equal to $750,000 (the "Stock Amount"). The aggregate number of Karts International Shares to be issued to the Shareholders shall be determined by dividing the Stock Amount by the price per share of common stock of Karts International which shall be the closing bid price per share of Karts International's common stock as reported on the OTC Bulletin Board System on the business day preceding the Closing Date. The shares of Karts International's common stock to be issued to the Shareholders pursuant to this Section 3.3 are referred to herein as the "Karts International Shares." Each Shareholder shall receive the same percentage of the Karts International Shares as he/she received of the cash consideration as set forth in Section 3.2 herein.

         3.4 Non-competition Agreements. As further consideration for the purchase by Karts International of the USA Shares, at the Closing, Karts International and the Shareholders will enter into a Non-Competition Agreement in substantially the same form as Exhibit "B" hereto.

                                   ARTICLE IV
                          CONDUCT OF BUSINESS; REVIEW

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations only according to its ordinary and usual course of business, and the Shareholders and the Company shall use their best efforts to preserve the Company's business organizations, keep available the services of the Company's officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them. Notwithstanding the immediately preceding sentence, to the Closing Date and except as may be first approved by Karts International or as is otherwise permitted or required by this Agreement, the Shareholders and the Company shall cause (i) the Company's articles or certificate of incorporation and Bylaws to be maintained in their form on the date of this Agreement, (ii) the compensation payable or to become payable by the Company to any officer, employee or agent being paid $25,000 per year or more on the Balance Sheet Date to be maintained at their levels on the date of this Agreement, (iii) the Company to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may have already been accrued, (iv) the Company to refrain from entering into any contract or commitment except contracts in the ordinary course of business, and
(v) the Company to refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of the Company. During the period from the date of this Agreement to the Closing Date, the Shareholders shall cause the Company to confer on a regular and frequent basis with one or more designated representatives of Karts International to





STOCK PURCHASE AGREEMENT - Page 12
report material operational matters and to report the general status of ongoing operations. The Shareholders and the Company shall promptly notify Karts International of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Company, and to keep Karts International fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

         4.2 Exclusive Dealing. During the period from the date of this Agreement to the Closing Date, the Shareholders and the Company shall refrain from taking any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than Karts International, concerning any purchase of the USA Shares or any merger, sale of substantial assets or similar transaction involving the Company.

         4.3 Review of the Company. Karts International may, prior to the Closing Date, through its representatives, review the properties, books and records of the Company and its financial and legal condition as they deem necessary or advisable to familiarize themselves with such properties and other matters. The Shareholders and the Company shall permit Karts International and its representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish Karts International with such financial and operating data and other information with respect to the business and properties of the Company as Karts International shall from time to time reasonably request. In the event of termination of this Agreement, Karts International shall keep confidential any material information obtained from the Shareholders or the Company concerning the Company's properties or operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and shall return to the Company all copies of any schedules, statements, documents or other written information obtained in connection therewith. The Shareholders and the Company shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably agreed upon, such additional instruments as Karts International may reasonably request for the purpose of carrying out this Agreement.

         4.4 Review of Karts International. The Company and the Shareholders may, prior to the Closing Date, through their representatives, review the properties, books and records of Karts International and its financial and legal condition as they deem necessary or advisable to familiarize themselves with such properties and other matters. Karts International shall permit the Company and their representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of the Company and to cause the officers of Karts International to furnish the Company and Shareholders with such financial and operating data and other information with respect to the business and properties of Karts International as the Company and the Shareholders shall from time to time reasonably request. In the event of termination of this Agreement, the Company and the Shareholders shall keep confidential any material information obtained from Karts International concerning Kart International's properties or operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and shall return to Karts International all copies of any schedules, statements, documents or other written information obtained in connection therewith.





STOCK PURCHASE AGREEMENT - Page 13

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 Preserve Accuracy of Representation and Warranties. Each of the parties hereto shall refrain from taking any action that would render any representation or warranty contained herein inaccurate as of the Closing Date.

         5.2 Passage of Title and Risk of Loss. Possession and legal and equitable title and risk of loss with respect to the USA Shares to be transferred hereunder shall not pass to Karts International until the USA Shares are transferred to Karts International at the Closing on the Closing Date.

         5.3 Consents. The Company and the Shareholders agree to use their best efforts to obtain such consents as may be required under any contract, mortgage, lease, license or other instrument requiring the consent of another party thereto as a result of the transactions contemplated by this Agreement.

         5.4 Company Employees and Benefits. While it is the present intention of Karts International and the Company to generally maintain the work force of the Company after Closing, nothing herein shall obligate the Company or Karts International to make any offer of employment to, or to employ in any capacity or to continue the employment of, any employee presently employed by the Company. After Closing, the Company and Karts International intend to continue the employment of Jerry M. Allen as a Vice President of the Company with an annual salary of $57,500 and the employment of Johnny Tucker as production Manager of the Company with an annual salary of $42,000. Employees, including officers of the Company, after Closing will continue to receive the same or similar health and dental insurance programs that are currently available from the Company. Current or similar vacation, holiday and other employee benefits and policies will remain in effect after Closing provided such benefits and policies are reasonable, usual and customary and based on prior Company practices. After Closing, stock options for Karts International common stock shall be granted to employees based on performance and at the sole discretion of the Board of Directors of Karts International. Nothing herein shall restrict or prohibit the Company or Karts International, after Closing, to terminate the employment of any employee or require the Company or Karts International to provide any employee of the Company or group or classification of employees any particular level of compensation or benefits. It is understood between the parties hereto that after Closing the employees of the Company will be employed solely on an "at will" basis by the Company.

         5.5 Continuing Obligations of the Company. The nature of this Agreement and the obligations of Karts International is that of a purchase of all the outstanding common stock of the Company and, except as otherwise expressly provided for in this Agreement, Karts International specifically assumes no liability or responsibility under any of the Company's benefit plans, programs, arrangements, agreements, coverages or policies as a successor employer or otherwise. Karts International shall not, under any circumstances, be liable for any expense or liability that may arise from employment with or termination of any employee of the Company. The Company shall recognize and shall bear the full cost and expense of any entitlement to benefits applicable to the employees of the Company and persons who have retired or will retire from such employment prior to the Closing Date, under the Company's benefit plans, programs, arrangements, agreements, coverages and policies or otherwise. The Company shall also continue and bear the expense of any such plans, programs, arrangements, coverages, agreements and





STOCK PURCHASE AGREEMENT - Page 14
policies for any employee on paid leave of absence of any type for any reason as of the Closing Date until the expiration of such leave under the provisions of the Company's presently existing programs, arrangements, coverages, policies and plans. The Company intends to continue after Closing the same or similar health, dental and other benefit plans as currently in effect with the Company.

         5.6 Covenants Not to Compete. At the Closing, Karts International and the Shareholders will enter into a Non-Competition Agreement in substantially the same form as Exhibit "B" hereto.

         5.7 Notification. The Company and the Shareholders shall notify Karts International immediately in writing if either determines that they cannot timely fulfill any of their covenants, conditions and responsibilities to be complied with and performed on or before the Closing Date.

         5.8 Schedules and Exhibits. Exhibits and Schedules, as applicable, shall be brought current to the Closing Date and delivered to Karts International at Closing.

                                   ARTICLE VI
                CONDITIONS TO KARTS INTERNATIONAL'S OBLIGATIONS

         The obligations of Karts International hereunder are, at its sole option, subject to and conditioned upon the satisfaction and fulfillment by the Company and Shareholders, on or prior to the Closing Date of each of the following conditions unless waived in writing by Karts International.

         6.1 Opinion of the Company's and the Shareholders' Counsel. The Company and the Shareholders shall have furnished Karts International with an opinion of McDowell, Faulk & McDowell, as counsel for the Shareholders and the Company, dated the Closing Date, in form and substance satisfactory to Karts International and its counsel, to the effect that:

                 (a) the Company (i) is a corporation validly existing and in good standing under the laws of its state of incorporation, (ii) is duly qualified and licensed under all applicable laws or regulations to own its assets and properties as now owned and to carry on its business as now conducted, and (iii) is, to the best knowledge of such counsel, duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect upon its business;

                 (b) the Company has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby;

                 (c) the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by the Company and the Shareholders have been duly authorized by all necessary corporate action on the part of the Company and this Agreement and the other agreements contemplated hereby constitute valid and binding obligations of the Company and the Shareholders enforceable against the Company and the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies;





STOCK PURCHASE AGREEMENT - Page 15

                 (d)      the Company's authorized capital stock consists of
         (i) 100 shares of common stock, no par value, of which 100 shares are issued and outstanding and no such shares of capital stock are held in the treasury of the Company; and all of the USA Shares are duly authorized, validly issued, fully paid and non- assessable;

                 (e) the Shareholders own the USA Shares, free and clear of any adverse claims, and have full power and authority to sell, transfer and deliver the USA Shares in accordance with the terms of this Agreement;

                 (f) there are no existing options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Company and neither the Company nor the Shareholders are parties to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, conveyance, encumbrance, transfer or deliver of any capital stock of the Company;

                 (g) except as disclosed in the schedules hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or threatened against the Company or affecting the USA Shares or the assets or business of the Company, and, except as disclosed in the schedules hereto, the Company is not in default with respect to any judgment, writ, injunction or decree of any court or governmental instrumentality or agency or in the performance, observance or fulfillment of any obligation,, covenant or agreement by which it is bound or to which the USA Shares or any of the assets of the Company are subject;

                 (h) neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the certificate or articles of incorporation or bylaws of the Company, or any agreement, indenture or other instrument under which the Company or the Shareholders are bound or to which the USA Shares or any of the assets of the Company are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the USA Shares or any of the assets of the Company;

                 (i) no consent of any person, corporation, association, company, partnership or other entity, and no consent, license, approval or authorization of, or registration or declaration with, any governmental body, authority, bureau or agency or federal, state or local court is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or to the extent that any such consent or other action may be required, it has been validly procured or taken;

                 (j) the Company has good and marketable title to, or valid and enforceable leasehold estates in, the items of real and personal property stated in this Agreement to be owned or leased by it as lessee, in each case free and clear of all liens, encumbrances, claims, security interests, defects or other equities of any material nature whatsoever, other than those referred to in this Agreement, and except as may occur in the ordinary course of the Company's business, liens for taxes not yet due and payable, and liens, encumbrances, claims, security interests and defects, the effect of which in the aggregate is not material to the Company. To the Company's Counsel's knowledge, the Company's





STOCK PURCHASE AGREEMENT - Page 16
         current and intended products, services and processes do not infringe on patents, trademarks, service marks, service names and trade names held by third parties nor do they infringe upon rights or claimed rights of any person, corporation or other entity nor is such counsel aware of any plans contemplated by the Company that would infringe on trademarks, service marks, service names and trade names held by third parties; and

                 (k) to such Company's counsel's knowledge after investigation, except as and to the extent set forth in this Agreement, the Company is not under any obligation to pay to any third party royalties or fees of any kind whatsoever with respect to any Intangibles developed, employed or used by the Company.

                 In rendering its opinion, the Company's Counsel may rely upon
         (A) opinions of local counsel acceptable to Karts International's Counsel with respect to matters relating to the laws of any jurisdiction other than Alabama or the United States of America; and
         (B) the certificates of government officials and officers and directors of the Company as to matters of fact, provided that the Company's Counsel shall state that they have no reason to believe, and do not believe, that they are not justified in relying upon such opinions or such certificates of government officials and officers and directors of the Company as to matters of fact, as the case may be. The opinion letter delivered pursuant to this Article 6.1 shall state that any opinion given therein qualified by the phrase "to the best of our knowledge" or "to our knowledge" is being given by the Company's Counsel after due investigation of the matters therein discussed.

         6.2 Good Standing and Tax Certificates. The Company and the Shareholders shall have delivered to Karts International (i) copies of the Company's certificate or articles of incorporation, including all amendments thereto, certified by the secretary of state or other appropriate official of its jurisdiction of incorporation, (ii) certificates from the secretary of state or other appropriate official of the jurisdiction of incorporation to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (iii) a certificate from the appropriate official in each jurisdiction in which the Company is qualified to do business to the effect that the Company is in good standing in such jurisdiction, and (iv) certificates as to the tax status of the Company in the jurisdiction of incorporation and each other jurisdiction in which the Company is qualified to do business.

         6.3 No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and the Company and the Shareholders shall have delivered to Karts International a certificate, dated the Closing Date, to such effect.

         6.4 Truth of Representations and Warranties. The representations and warranties of the Company and the Shareholders contained in this Agreement or in any schedule delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company and the Shareholders shall have delivered to Karts International on the Closing Date a certificate, dated the Closing Date, to such effect.





STOCK PURCHASE AGREEMENT - Page 17

         6.5 Performance of Agreements/Authorization. Each and all of the agreements of the Company and the Shareholders to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Company and the Shareholders shall have delivered to Karts International a certificate, dated the Closing Date, to such effect. Karts International shall have also received (i) a copy of resolutions of the Board of Directors and Shareholders of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, each certified by the Secretary of the Company as being true and correct copies of the originals thereof subject to no modifications or amendments, and (ii) a certificate of the President of the Company and of the Shareholders, dated the Closing Date, as to the performance of and compliance by the Company and the Shareholders with all covenants contained herein on and as of the Closing Date and certifying that all conditions precedent of the Company and the Shareholders to the Closing date have been satisfied.

         6.6 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge, information and belief of the Shareholders and the Company, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Shareholders and the Company shall have delivered to Karts International a certificate, dated the Closing Date, to such effect.

         6.7 Non-Competition Agreements. Karts International shall have entered into a Non-Competition Agreement with the Shareholders substantially in the form of Exhibit "B" hereto.

         6.8 Consents. Written consents as may be required under any contract, mortgage, lease, license or other instrument requiring consent of another party thereto as a result of the transactions contemplated by this Agreement shall have been obtained by the Company and the Shareholders and delivered to Karts International.

         6.9 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         6.10 Release of Shareholders' Claims. Karts International shall have received duly executed documents in form satisfactory to Karts International pursuant to which the Shareholders release, relinquish and waive any and all claims, demands, causes of action, suits, judgments or controversies of any kind whatsoever, whether known or unknown, that the Shareholders may have against the Company as of the Closing Date, for any reason whatsoever, including without limitation claims by such Shareholders against the Company with respect to dividends, repayment of loans, violation of preemptive rights, or payment of salaries or other compensation.

         6.11 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Karts International in its sole discretion, and Karts International shall have received copies of all such documents and other evidences as Karts International or its counsel may reasonably request in order to establish the consummation or such transactions and the taking of all proceedings in connection therewith.

         6.12 Due Diligence Review. Karts International and its representatives and advisors shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to Karts International and its counsel in their sole discretion.





STOCK PURCHASE AGREEMENT - Page 18

         6.13 Resignation of Officers. On the Closing Date, each officer and director of the Company shall deliver to Karts International his/her executed resignation as an officer and director of the Company effective as of the Closing Date.

                                  ARTICLE VII
                  CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS

         The obligations of the Shareholders hereunder are, at their sole option, subject to and conditioned upon the satisfaction and fulfillment by Karts International, on or prior to the Closing Date, of each of the following conditions unless waived in writing by the Shareholders.

         7.1 Opinion of Karts International's Counsel. Karts International shall have furnished the Shareholders with an opinion, dated the Closing Date, of Looper, Reed, Mark & McGraw Incorporated, legal counsel to Karts International, regarding the authorization of Karts International to consummate the transactions contemplated by this Agreement, pending litigation, if any, required consents, if any, and the issuance, delivery and validity of the Karts International Shares.

         7.2 Truth of Representations and Warranties. The representations and warranties of Karts International contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and Karts International shall have delivered to the Shareholders and the Company on the Closing Date a certificate, dated the Closing Date, to such effect.

         7.3 Governmental Approvals. All governmental consents and approvals, if any, and any other consents necessary to permit Karts International to consummate the transactions contemplated by this Agreement shall have been received by Karts International and delivered to the Company and the Shareholders.

         7.4 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Shareholders and their counsel.

                                  ARTICLE VIII
                                    CLOSING

         8.1 Closing. The consummation of the sale and purchase of the USA Shares and the other transactions contemplated by and described in this Agreement shall take place at a closing (the "Closing") to be held on a date as may be mutually agreed to in writing by the parties hereto, which in no event shall be later than November 30, 1996 (the "Closing Date"). The Closing shall be held at the offices of Looper, Reed, Mark & McGraw Incorporated, 1601 Elm Street, Suite 4100, Dallas, Texas 75201, or at such other place as may be mutually agreed to in writing by the parties hereto and at a time mutually agreed to by the parties hereto. All transactions contemplated by this Agreement shall be deemed effective as of the Closing Date.

         8.2 Actions of the Company and the Shareholders at Closing. At the Closing, the Company or the Shareholders, as the case shall be, shall deliver to Karts International the following:





STOCK PURCHASE AGREEMENT - Page 19

                 (a) The Shareholders shall deliver to Karts International the certificate(s) representing the USA Shares duly endorsed in favor of Karts International, or accompanied by appropriate stock powers duly executed in blank.

                 (b) The Company and the Shareholders shall deliver to Karts International an opinion letter from McDowell, Faulk & McDowell, counsel for the Company and the Shareholders in accordance with the provisions of Section 6.1 herein.

                 (c) The Company and the Shareholders shall deliver to Karts International the written and executed resignations of all officers and directors of the Company, dated as of the Closing Date.

                 (d) The Company and the Shareholders shall deliver to Karts International the minute book, stock issue and transfer records and the corporate seal of the Company.

                 (e) The Company and the Shareholder shall have delivered to Karts International a certificate, which shall be dated as of the Closing Date and which shall be signed by each Shareholder and the President and Chief Executive Officer of the Company, certifying (i) the authority of the Shareholders and the Company to enter into and consummate the transactions contemplated by this Agreement, (ii) the authority of the officers of the Company to execute and deliver any document contemplated by this Agreement on behalf of the Company,
         (iii) that the representations and warranties of the Company and the Shareholders contained in Article I hereof were true and correct when made and are true and correct as of the Closing Date (except to the extent that any representation or warranty of the Company or the Shareholders specifically relates to an earlier date), and (iv) that each and every covenant and agreement of the Company and the Shareholders contained in this Agreement to be performed by the Company or the Shareholders on or prior to the Closing Date has been performed by the Company or the Shareholders, as the case may be.

                 (f) The Non-Competition Agreements executed by each Shareholder in the form attached hereto as Exhibit "B".

                 (g) Certificates of Incumbency for the officers of the Company making certifications for Closing dated as of the Closing Date.

                 (h) A copy of resolutions duly and unanimously adopted by the Company's Shareholders and Board of Directors, as required by law, authorizing and approving the Company's and Shareholders' performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and in full force as of the Closing Date by an authorized officer of the Company.

                 (i) Exhibits and schedules, as applicable, which have been brought current to the Closing Date.

                 (j)      Good standing and tax certificates as required by
         Section 6.2 of this Agreement.

                 (k) Certificate executed by the President of the Company and each Shareholder in accordance with Section 6.6 of this Agreement.





STOCK PURCHASE AGREEMENT - Page 20

                 (l) All written consents as may be required under any contract, mortgage, lease, license or other instrument requiring consent of another party thereto as a result of the transactions contemplated by this Agreement.

                 (m) An executed release by each Shareholder in accordance with the provisions of Section 6.10 of this Agreement.

                 (n) Such other instruments and documents as Karts International reasonably deems necessary to effect the transactions contemplated hereby.

         8.3 Actions of Karts International at Closing. At the Closing, Karts International shall deliver to the Company or the Shareholders, as the case shall be, the following:

                 (a) Karts International shall issue and deliver to the Shareholders certificates representing the Karts International Shares in each Shareholder's name and in the amount of Shares as determined pursuant to Section 3.3 of this Agreement.

                 (b) Karts International shall deliver to each Shareholder the cash consideration to be received for the USA Shares in accordance with Section 3.2 of this Agreement.

                 (c) Karts International shall deliver to the Shareholders an opinion letter from Looper, Reed, Mark & McGraw Incorporated, counsel for Karts International, in accordance with the provisions of
         Section 7.1 of this Agreement.

                 (d) Certified copies of the resolutions of the Board of Directors of Karts International authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby and Certificates of Incumbency for the officers of Karts International making certifications for Closing dated as of the Closing Date.

                 (e) Karts International shall have delivered to the Company and the Shareholders a certificate, which shall be dated as of the Closing Date and which shall be signed by a duly authorized officer of Karts International, certifying (i) the authority of the Karts International to enter into and consummate the transactions contemplated by this Agreement, (ii) the authority of the officers of Karts International to execute and deliver any document contemplated by this Agreement on behalf of Karts International, (iii) that the representations and warranties of Karts International contained in
         Article II hereof were true and correct when made and are true and correct as of the Closing Date, and (iv) that each and every covenant and agreement of Karts International contained in this Agreement to be performed by Karts International on or prior to the Closing Date has been performed by Karts International.

                 (f) All governmental consents and approvals and any other consents, if any, necessary to permit Karts International to consummate the transactions contemplated by this Agreement shall be delivered to the Company and the Shareholders.

                 (g)      Good standing and tax certificates for Karts
         International.

                 (h) Such other instruments and documents as the Company or the Shareholders reasonably deems necessary to effect the transactions contemplated hereby.





STOCK PURCHASE AGREEMENT - Page 21

                                   ARTICLE IX
                     SURVIVAL OF REPRESENTATIONS: INDEMNITY

         9.1 Survival of Representations and Obligations to Indemnify. The respective representations and warranties of the Shareholders and Karts International contained in this Agreement or in any Schedule delivered pursuant hereto shall survive the purchase and sale of the USA Shares contemplated hereby. The obligations to indemnify and hold harmless pursuant to this
Article IX shall survive the consummation of the transactions contemplated by this Agreement.

         9.2 Indemnification by the Shareholders. The Shareholders hereby agrees that notwithstanding any investigation which may have been made by or on behalf of Karts International prior to the Closing, the Shareholders shall indemnify, defend and hold harmless Karts International (and any affiliated party of Karts International) at any time after consummation of the Closing, from and against all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs and expenses including, subject to Section 9.4 below, interest, penalties, court costs, and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by Karts International or any affiliated party of Karts International, directly or indirectly, caused by reason of or resulting from or arising out of any misrepresentation or any breach or nonfulfillment of any representation, covenant, warranty or agreement of the Company and/or the Shareholders contained in this Agreement, in any exhibit, schedule, certificate or financial statement delivered under this Agreement, or in any agreement made or executed in connection with the transactions contemplated by this Agreement.

         9.3 Indemnification by Karts International. Karts International agrees to indemnify, defend and hold harmless the Shareholders (and any affiliated party of the Shareholders), at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, subject to Section 9.4 below, interest, penalties, court costs and reasonable attorneys' fees and expenses asserted against, resulting to, imposed upon or incurred by the Shareholders, directly or indirectly, caused by reason of or resulting from or arising out of (i) a claim of products liability against the Company and/or the Shareholders for an incident which occurred prior to the Closing Date (provided neither the Shareholders nor the Company knew of the occurrence of such incident prior to or on the Closing Date) and which results in a settlement or award of damages in excess of stated insurance policy limits, or (ii) any misrepresentation or any breach or nonfulfillment of any representation, warranty, covenant and/or agreement of Karts International contained in this Agreement, in any exhibit, schedule, certificate or financial statement delivered under this Agreement, or in any agreement made or executed in connection with the transactions contemplated by this Agreement.

         9.4     Defense.

                 (a) Promptly after the receipt by any person entitled to indemnification under Section 9.2 and 9.3 herein of notice of (i) any claim or (ii) the commencement of any action or proceeding, such party (the "Aggrieved Party") will, if claim with respect thereto is made against any party obligated to provide indemnification pursuant to
         Section 9.2 and 9.3 herein (the "Indemnifying Party"), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any proceeding or litigation resulting from such claim, unless the action or proceeding seeks an injunction or other similar relief against the Aggrieved Party or there is a conflict of interest between it and the





STOCK PURCHASE AGREEMENT - Page 22

         Indemnifying Party in the conduct of the defense of such action. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such proceeding or action within a reasonable time, but in no event more than 15 days after written notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action.

                 (b) If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to the Aggrieved Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Aggrieved Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party.

                 (c) If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and reasonably satisfactory to the Aggrieved Party. The Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all expenses, legal or otherwise, as incurred by the Aggrieved Party in connection with the defense against or settlement of such claim or litigation. No settlement of claim or litigation shall be made without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, as incurred by the Aggrieved Party in the defense against such claim or litigation.

                 (d) The rights to indemnification hereunder shall apply to claims made by either party against the other whereby written notice of the claim has been made and delivered within the period of the applicable statute of limitations.

                                   ARTICLE X
                                  TERMINATION

         10.1 Termination Events. This Agreement may be terminated on written notice, on or before the Closing Date:

                 (a) By mutual written consent of Karts International, the Company and the Shareholders;

                 (b) By Karts International, if the conditions set forth in Article VI are not satisfied (or are incapable of being satisfied) in the discretion of Karts International before the close of business on the Closing Date; or





STOCK PURCHASE AGREEMENT - Page 23

                 (c) By the Shareholders and the Company if the conditions set forth in Article VII are not satisfied (or are incapable of being satisfied) in their discretion before the close of business on the Closing Date.

         10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1 hereof, this Agreement shall forthwith become null and void, and there shall be no liability on the part of the parties hereof (or any of their respective officers, directors, employees, agents, consultants or other representatives), except as provided in Article IX and Section 11.2 of this Agreement.

                                   ARTICLE XI
                                 MISCELLANEOUS

         11.1 Knowledge of the Company and the Shareholders. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the Shareholders and the Company, the Shareholders and the Company confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         11.2 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, and financial advisers; provided, however, notwithstanding anything to the contrary herein, if the Shareholders or the Company terminate this Agreement, other than in accordance with Section 10.1(c), the Shareholders jointly and severally agree to reimburse Karts International for its out-of-pocket expenses incurred in connection with this transaction not to exceed $100,000.

         11.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Texas.

         11.4 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

         11.5 Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         11.6 Publicity. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of all parties hereto to the contents and the manner of presentation and publication thereof.

         11.7 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by telex or by registered or certified mail, postage prepaid, addressed as follows: If to Karts International, to Karts International Incorporated, 109 North Park Boulevard, Covington, Louisiana 70433, Attention: V. Lynn Graybill, with a copy to its counsel, Looper, Reed, Mark & McGraw Incorporated, 1601 Elm Street, Suite 4100, Dallas, Texas 75201, Telephone: (214) 954-4135, Fax: (214) 953-1332; and if to the Shareholders, to Jerry Michael Allen, 142 Village Creek Road, Prattville, Alabama 36067,





STOCK PURCHASE AGREEMENT - Page 24
with a copy to his counsel, McDowell, Faulk & McDowell, 145 W. Main Street, Prattville, Alabama 36067, Telephone: (334) 365-5924, Fax: (334) 365-6016, or
such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by fax or mailed.

         11.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         11.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which taken together shall constitute one instrument.

         11.10 Entire Agreement. This Agreement, including the other documents referred to herein that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         11.11 Amendments. This Agreement can be waived, amended, supplemented or modified by written agreement of the parties.

         11.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         11.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

         11.14 Time of Essence. The mere lapse of time shall have the effect to constitute of the parties hereto in default to perform any of its obligations under this Agreement.

         11.15 Negotiation. Each party hereto declares that the provisions of this Agreement and of all documents annexed thereto or referred to therein, have been negotiated and declares having read this Agreement and those documents and having understood their scope and nature.





STOCK PURCHASE AGREEMENT - Page 25

         IN WITNESS WHEREOF, Karts International and the Company has caused their respective corporate names to be hereunto subscribed by their respective officers thereunto duly authorized, and the Shareholders have executed this Agreement, all as of the date first above written.

                                        KARTS INTERNATIONAL INCORPORATED


                                        By: /s/ V. LYNN GRAYBILL
                                          ------------------------------------
                                           V. Lynn Graybill, President


                                        USA INDUSTRIES, INC.


                                        By: /s/ JERRY M. ALLEN
                                          ------------------------------------
                                           Jerry M. Allen, President


                                        SHAREHOLDERS


                                        /s/ JERRY MICHAEL ALLEN
                                        --------------------------------------
                                        JERRY MICHAEL ALLEN


                                        /s/ ANGELA T. ALLEN
                                        --------------------------------------
                                        ANGELA T. ALLEN


                                        /s/ JOHNNY C. TUCKER
                                        --------------------------------------
                                        JOHNNY C. TUCKER


                                        /s/ CAROL Y. TUCKER
                                        --------------------------------------
                                        CAROL Y. TUCKER





STOCK PURCHASE AGREEMENT - Page 26